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                                                               [logo of Telecom]

16 November 1999

                                 MEDIA RELEASE

               Telecom lifts quarterly earnings to $209 million
                 ( Embargoed until 9.00am, 16 November 1999 )

Telecom today reported after-tax earnings of $209 million for the three months to 30 September 1999. Telecom will pay an 11.5 cents per share first quarter dividend.

Chief Executive Theresa Gattung said the main boosters to Telecom's performance in the first quarter were very strong growth in New Zealand's mobile phone market and increasing growth in data revenues.

                                    Overview
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
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                                                                         Result      % change
Operating revenues                                                    $887 million  up 2.1%
Operating expenses                                                    $522 million  up 2.4%
Earnings before interest and tax                                      $365 million  up 1.7%
Net earnings                                                          $209 million  up 1.5%
Adjusted net earnings #                                               $216 million  up 4.9%
Earnings per share                                                    11.9 cents    up 1.4%
Dividends per share                                                   11.5 cents    unchanged
# Adjusted for Southern Cross startup costs and AAPT holding costs
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


Ms Gattung said startup costs associated with the Southern Cross Cable across the Pacific and funding costs for Telecom's purchase of the initial 19.8 percent shareholding in Australian telecommunications company AAPT had reduced earnings by $7 million.

"Both of these projects are expected to add significant long-term value and net earnings adjusted for Southern Cross and AAPT would have been $216 million for the quarter, up 4.9%," Ms Gattung said.

The three months to 30 September had been the best ever period for signing up new mobile customers, with more than 83,000 new mobile connections.

Ms Gattung said the huge growth in New Zealand's mobile phone market, and the continued surge in XTRA customer numbers and usage reflected changes in the way
New Zealanders were communicating with each other and with the rest of the world.
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                                 Volume growth
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
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                                       Year-on-year   Total as at and for
                                         % change     3 months to 30 Sept
Cellular connections                     up 50.7%     760,800
Cellular call minutes                    up 38.3%     240.3 million
Fixed line to cellular call minutes      up 33.0%     129.8 million
XTRA customers                           up 61.2%     228,300
XTRA usage (per customer)                up 79.6%     17.6 hours in Sept
ISDN lines                               up 60.2%     60,700
Telephone access lines                   up 1.5%      1.88 million
National call minutes                    up 0.5%      506.8 million
International outward call minutes       up 27.0%     137.8 million
International inward call minutes        up 16.4%     96.6 million
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

"National and international toll call prices continue to drop. This is great for Telecom customers and while it means lower revenues from these lines of business, growth in other parts of the business such as mobile and data is offsetting declines in voice calling revenues," Ms Gattung said.

Data revenues now exceeded international calling revenues because increasing numbers of New Zealand businesses were going online and because New Zealanders had almost doubled the amount of time they spent emailing and web-surfing.



Media Enquiries:

Angus Barclay, Financial Communications Manager,
Telecom New Zealand
Phone 04-498-9372
angus.barclay@telecom.co.nz
---------------------------

Recent media releases can be found at the Telecom Home Page at http://www.telecom.co.nz Click on "Media Releases" under the "About Telecom" heading.

Disclaimer
----------

This media release may contain forward looking statements about Telecom Corporation of New Zealand Limited (TCNZ) and the environment in which the company operates. Because these statements are forward looking, TCNZ's actual performance could differ materially. TCNZ's regular earnings announcement media releases, management commentaries and various documents filed with the US Securities & Exchange Commission, including the Annual Report on Form 20-F, contain additional information about matters which could cause TCNZ's performance to differ from any forward looking statements in this release. Please read this release in the wider context of material previously published by TCNZ and filed with the SEC.